THE CHILDREN’S PLACE RETAIL STORES, INC. CONCLUDES
STOCK OPTIONS INVESTIGATION
- Company Implements Various Structural Changes -
- Company Commits to Improved Internal Processes and Procedures -
- Company Outlines Financial Impact of Investigation -

SECAUCUS, N. J., January 31, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) announced today that the special committee of its Board of Directors, previously appointed to investigate the Company’s stock option granting practices, has completed its investigation. The special committee today presented to the Board of Directors its report of investigation and recommendations and the Board of Directors has accepted the report and approved the findings and recommendations.

Summary of Investigation and Key Findings

The comprehensive investigation was directed by a special committee of the Board of Directors and was undertaken in conjunction with independent legal counsel from Weil Gotshal & Manges LLP and forensic accounting assistance from FTI Consulting, Inc. During the two month independent investigation, which continued an earlier investigation commenced in August 2006, all the Company’s option grants since the Company’s IPO in 1997 through the last grant made by the Company in February 2006, involving grants on more than 120 occasions, were considered. Based on statistical analysis and other information obtained in the investigation, 21 grants were analyzed in detail. The investigation involved the review and analysis of tens of thousands of emails and other documents, including the restoration of documents to the extent available from the Company’s information technology systems, and included interviews of 14 current and former officers, directors, and employees of the Company.

The special committee’s report included the following key findings:

•	There was no conclusive evidence of intentional backdating of options or other misconduct in connection with the option grant process.
•	There was no evidence of an intent to mislead about option grant dates or exercise prices.
•	No member of management and no director engaged in improper self-dealing in connection with the option grants made by the Company.
•	All Company personnel cooperated fully with the investigation.
•
The Company did not maintain appropriate governance and other internal controls, which resulted in errors in the dating of options and other irregularities in option grants. In many instances options were dated before all grant-making processes were finalized. Consequently, in such instances the option exercise price was lower than it should have been based on the trading price on the date the grant process was completed and incorrect charges were taken for the options for financial reporting purposes. Also, in a few instances, the Company may have selected grant dates with a view toward upcoming disclosures.

A copy of the report is also being provided to the SEC in connection with the previously announced informal investigation by the SEC of the Company’s option grant practices.

Key Near-Term Actions

Following specific recommendations by the special committee, the Board of Directors will implement the following initiatives to improve the Company’s governance, internal controls and option grant practices:

Governance and Management Changes:

•
The positions of Chair of the Board and Chief Executive Officer will be separated, effective immediately. An independent director will be selected to serve as non-executive Chair of the Board as soon as practicable. Sally Frame Kasaks, currently the Lead Director, will continue in such position and act as Interim Chair until a permanent Chair is selected. Ezra Dabah will continue as Chief Executive Officer and as a member of the Board of Directors.

•
The Board of Directors will be expanded to include two new independent directors, as soon as practicable. It is anticipated that, after this expansion of the Board of Directors, an independent director will be selected to serve as Chair of the Board on an ongoing basis.

•
The new position of Executive Vice President, Finance and Administration has been established and Susan Riley, the Company’s Senior Vice President and Chief Financial Officer, since April 2006, has been elected to this position. Ms. Riley will be responsible for supervising the Company’s finance, treasury, accounting, legal and human resource functions, reporting to the Chief Executive Officer and the Board of Directors.

•
At the Board of Directors’ request, Steve Balasiano has relinquished his responsibilities as Chief Administrative Officer, General Counsel and Secretary, effective immediately. However, Mr. Balasiano will continue as a Senior Vice President with supervisory responsibility for the Company’s real estate, construction and facilities, store design, and non-merchandise purchasing. The Company will commence a search for a new General Counsel and Secretary immediately.

•
The Board of Directors has commenced a comprehensive review, with the assistance of independent counsel, of the Company’s governance system and processes and its internal controls, and will make appropriate improvements in the near-term.

New Option Grant Practices and Amended Option Grants:

•
Under the supervision of the Compensation Committee, the Company will institute new policies, procedures and controls governing the grant of options and other equity incentives and related accounting and internal controls based on recognized best practices. No further equity grants will be made until these new policies, procedures and controls are instituted.

•
To avoid any potential for benefit from the errors made in the option grant process, all non-management members of the board of directors, and Messrs. Dabah, Balasiano and Neal Goldberg, executive officers of the Company, have voluntarily agreed to increase the exercise price of each of their outstanding options to the trading price on the correct measurement date for the option grants for financial reporting purposes as determined by the Company. In addition, any non-management director who received an option grant that was not implemented in accordance with best practices has agreed to increase further the exercise price of such options to the average of the highest and lowest closing price of the shares during the remainder of the year of grant, even though such price may be above the trading price on the correct measurement date of the grant.

•
The Company intends to honor all other original option grants made to employees but expects to make an offer to the holders of options that vested after 2004 to amend their options so as to increase the exercise price to the trading price on the correct measurement date determined by the Company (or in certain instances to make certain other amendments limiting the holders’ rights under the options). In addition, as part of such offer, the Company will pay to such employees, other than members of senior management, cash bonuses in the amount of the difference. These amendments to outstanding options are expected to permit the holders to qualify under certain transitional tax rules, so that an excise tax and certain other unfavorable tax consequences instituted in 2004 that might otherwise apply to such options will not be applicable.

Ms. Kasaks, the Lead Director, stated, “We are very pleased that after an exhaustive review we have brought the investigation to a conclusion. We believe that the Board’s actions will position The Children’s Place as a leader in adopting and executing best practices in governance, compensation policies, and internal controls and will enable the Company to maintain its position as one of the nation’s leading children’s specialty retailers. We have full confidence in Chief Executive Officer, Ezra Dabah, who has done an extraordinary job in growing and evolving the Company’s business for more than a decade. We believe that under Ezra’s able leadership, along with the help of Sue Riley in her new position and the full talented management team, the Company will be stronger and more successful than ever.”

Ezra Dabah, Chief Executive Officer of the Company, added, “The thorough investigation by the special committee brought to the Company’s attention various errors in our option granting process, which we are committed to correcting. I regret that this happened on my watch and, as CEO, I take responsibility. As a Board, the actions we are taking today will strengthen the Company’s ability to expand its business as one of the nation’s leading children’s specialty retailers and to become a leader in adopting and executing best practices in governance, internal controls and compensation policies. We look forward to working together to maximize shareholder value.”

Summary of Financial Implications

Based on the results of the investigation and its own additional review, management has concluded that incorrect measurement dates were used for financial reporting purposes in respect to option grants. As previously announced, the Company will restate its previously issued financial statements for the fiscal years 2003, 2004, 2005 and the first fiscal quarter 2006 and may amend the financials disclosed in its fiscal 2006 second quarter press release. At this time, the Company does not expect this cumulative restatement to exceed $24 million, pre-tax, or $17 million, after tax, with the majority of the restatement impacting fiscal 2005. Approximately $22 million of the total pre-tax restatement amount is expected to be non-cash. As stated previously, the amounts of the restatement and related expenses are subject to significant adjustment pending the review of the Company’s determination of the appropriate accounting for its previously issued stock options, related discussions with the staff of the SEC, and clarification of certain tax laws and their accounting impact. The Company intends to complete the restatement of its financial statements as soon as practicable. There is no assurance that, when finally determined, the Company will not be required to make adjustments in a greater amount.

At this time, the Company also expects to incur in fiscal 2006 costs in connection with the investigation estimated at approximately $7 million. As recently announced, the Company and certain of its current and former directors and officers have been named as defendants in a lawsuit relating to the Company’s past option grant practices. The costs and any potential liabilities that the Company may incur in connection with such lawsuit and the pending SEC investigation have not been included in the charges and costs referred to above.

The Company plans to report its preliminary information regarding its financial results for the fiscal third quarter ended October 28, 2006 shortly.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of December 30, 2006, the Company owned and operated 866 The Children’s Place stores and 334 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertake no obligation to release publicly any revisions to these forward-looking statements in order to reflect events or circumstances after the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACTS:
The Children’s Place Retail Stores, Inc.

Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
Susan LaBar, Manager, Investor Relations, (201) 453-6955

Media:
Financial Dynamics
Hollis Rafkin-Sax/Kal Goldberg, (212) 850-5600